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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 Amendment No. 1

                    Under the Securities Exchange Act of 1934



                      Global Industrial Technologies, Inc.
                                 Name of Issuer



                         Common Stock, $0.25 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    37933510
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [X] Rule 13d-(c)                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
--------------------------                            --------------------------
CUSIP NO. 37933 51 0               SCHEDULE 13G               PAGE 2 OF 10 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP NO. 37933 51 0               SCHEDULE 13G               PAGE 3 OF 10 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL ADVISORS, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - LIMITED LIABILITY COMPANY
================================================================================

--------------------------                            --------------------------
CUSIP NO. 37933 51 0               SCHEDULE 13G               PAGE 4 OF 10 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL INTERNATIONAL, LTD.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  CAYMAN ISLANDS, BRITISH WEST INDIES
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP NO. 37933 51 0               SCHEDULE 13G               PAGE 5 OF 10 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL INVESTMENTS, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  00 - LIMITED LIABILITY COMPANY
================================================================================

--------------------------                            --------------------------
CUSIP NO. 37933 51 0               SCHEDULE 13G               PAGE 6 OF 10 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  DOUGLAS A. HIRSCH
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  IN
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
                                                              Page 7 of 10 Pages
                                                                  ---  ----

THIS STATEMENT IS BEING FILED PURSUANT TO SECTION 240.13d-2(b) OF THE EXCHANGE ACT REGULATIONS.

ITEM 1.

      (a) Name of Issuer:     Global Industrial Technologies, Inc.
                         ----------------------------------------------

      (b) Address of Issuer's Principal Executive Offices:

             2121 San Jacinto Street Suite 2500 Dallas, Texas 75201
            --------------------------------------------------------
ITEM 2.

      (a) Name of Persons Filing:
      (b) Address of Principal Business Office or, if none, Residence:
      (c) Citizenship:

                       Seneca Capital, L.P.
                       527 Madison Avenue, 11th Floor
                       New York, NY 10022
                       (Delaware limited partnership)

                       Seneca Capital Advisors, LLC
                       527 Madison Avenue, 11th Floor
                       New York, NY 10022
                       (Delaware limited liability company)

                       Seneca Capital International, Ltd.
                       c/o Consolidated Fund Management (BVI) Limited
                       P. O. Box HM 2257
                       Par La Ville Place
                       14 Par La Ville Road
                       Hamilton HMJX, Bermuda
                       (Cayman Islands (BWI) Company)

                       Seneca Capital Investments, LLC
                       527 Madison Avenue, 11th Floor
                       New York, NY 10022
                       (Delaware limited liability company)

                       Douglas A. Hirsch
                       c/o Seneca Capital
                       527 Madison Avenue, 11th Floor
                       New York, NY 10022
                       (United States Citizen)

      (d) Title of Class of Securities:  Common Stock, $0.25 Par Value
                                       ---------------------------------

      (e) CUSIP Number:   37933510
                       ---------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act

                                                              Page 8 of 10 Pages
                                                                  ---  ----

     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to section 240.13d-1(c), check this box [ ].

ITEM 4.   OWNERSHIP

      Douglas A. Hirsch*

      (a) Amount Beneficially Owned:  0
                                    --------------------------------------------
      (b) Percent of Class:   0%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  0
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:    0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                      ----------

      Seneca Capital, L.P.

      (a) Amount Beneficially Owned:  0
                                    --------------------------------------------
      (b) Percent of Class:   0%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  0
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:    0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                      ----------


      Seneca Capital Advisors, LLC**

      (a) Amount Beneficially Owned:  0
                                    --------------------------------------------
      (b) Percent of Class:   0%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  0
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:    0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                      ----------
--------------
* SHARES REPORTED FOR DOUGLAS A. HIRSCH INCLUDE SHARES BENEFICIALLY OWNED BY SENECA CAPITAL, L.P. AND SENECA CAPITAL INTERNATIONAL, LTD., WHICH ENTITIES MAY BE DEEMED TO BE CONTROLLED BY MR. HIRSCH BECAUSE HE IS THE MANAGING MEMBER OF SENECA CAPITAL ADVISORS, LLC (THE SOLE GENERAL PARTNER OF SENECA CAPITAL, L.P.) AND THE MANAGING MEMBER OF SENECA CAPITAL INVESTMENTS, LLC (THE INVESTMENT ADVISOR OF SENECA CAPITAL INTERNATIONAL, LTD.).
**SHARES REPORTED FOR SENECA CAPITAL ADVISORS, LLC INCLUDE SHARES BENEFICIALLY OWNED BY SENECA CAPITAL, L.P. OF WHICH SENECA CAPITAL ADVISORS, LLC IS THE SOLE GENERAL PARTNER.

                                                              Page 9 of 10 Pages
                                                                  ---  ----

      Seneca Capital International, Ltd.

      (a) Amount Beneficially Owned:  0
                                    --------------------------------------------
      (b) Percent of Class:   0%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  0
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:    0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                      ----------

      Seneca Capital Investments, LLC***

      (a) Amount Beneficially Owned:  0
                                    --------------------------------------------
      (b) Percent of Class:   0%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  0
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:    0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                      ----------
-------------
***SHARES REPORTED FOR SENECA CAPITAL INVESTMENTS, LLC INCLUDE SHARES BENEFICIALLY OWNED BY SENECA CAPITAL INTERNATIONAL, LTD. TO WHICH SENECA CAPITAL INVESTMENTS, LLC IS INVESTMENT ADVISOR,, AS WELL AS SHARES WHICH SENECA CAPITAL INVESTMENTS, LLC ACQUIRED ON BEHALF OF AND AS INVESTMENT ADVISOR TO CERTAIN MANAGED BROKERAGE ACCOUNTS OWNED BY PARTIES WHICH ARE INDEPENDENT OF THE SENECA ENTITIES.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ].

      The beneficial ownership and voting and dispositive power of each of the Reporting Persons with respect to the Common Stock of the Issuer has been reduced to zero (0) due to a Company tender completed on December 31, 1999, in which each of the Reporting Persons received Cash in exchange for all shares beneficially owned by such Reporting Persons.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not applicable.

                                                             Page 10 of 10 Pages
                                                                 ----  ----

ITEM 10.  CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Date:   February 11, 2000


                                      Seneca Capital, L.P.

                                      By Seneca Capital Advisors, LLC, its
                                         General Partner



                                       By: /s/ Douglas A. Hirsch
                                          --------------------------------------
                                          Douglas A. Hirsch, Its Managing Member


                                      Seneca Capital International, Ltd.

                                      By Seneca Capital Investments, LLC



                                       By: /s/ Douglas A. Hirsch
                                          --------------------------------------
                                          Douglas A. Hirsch, Its Managing Member




                                       By: /s/ Douglas A. Hirsch
                                          --------------------------------------
                                          Douglas A. Hirsch, Individually